Exhibit 107

Calculation of Filing Fee Table

Schedule 14C
(Form Type)

CHANNEL THERAPEUTICS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$35,391,370.60	0.00015310	$5,418.42
Fees Previously Paid	—		—
Total Transaction Valuation	$35,391,370.60
Total Fees Due for Filing			$5,418.42
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$5,418.42

(1)
Title of each class of securities to which the transaction applies: Common Stock, $0.0001 par value per share (the “Common Stock”), underlying the Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), of Channel Therapeutics Corporation, a Nevada corporation.

(2)
Aggregate number of securities to which the transaction applies: A maximum of [31,599,438] shares of Common Stock underlying the Series A Preferred Stock are estimated to be issuable by Channel pursuant to that certain Agreement and Plan of Merger, dated April 16, 2025 (the “Merger Agreement”), by and among Channel, CHRO Merger Sub Inc., LNHC, Inc. (“LNHC”), and solely for purposes of Article III thereof, Ligand Pharmaceuticals Incorporated, upon consummation of the transactions contemplated by the Merger Agreement, assuming an exchange ratio determined based on Channel’s and LNHC’s capitalization as of April 16, 2025, and calculated in accordance with the formula set forth in the Merger Agreement.

(3)
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, the maximum aggregate value of the transaction was determined by multiplying (i) 31,599,438 shares of Common Stock and (ii) $1.12, which is the average of the high and low trading prices as reported on NYSE American on May 8, 2025.

(4)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00015310.